Exhibit 5.7

CONSENT OF DANIEL H. HUSSEY

The undersigned hereby consents to (i) the references to, and the information derived from, the Technical Report and Preliminary Feasibility Study for the Galena Complex, Shoshone County, Idaho USA dated December 23, 2016 and to (ii) the references to the undersigned’s name under the caption “Interest of Experts” in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Americas Gold and Silver Corporation with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Daniel H. Hussey
Name: Daniel H. Hussey, C.P.G.
Date: August 4, 2020